Exhibit 99.1

LGL Reports Third Quarter 2012 Financial Results

ORLANDO, FL, November 12, 2012 – The LGL Group, Inc. (NYSE Amex: LGL) (the "Company"), announced results for the three and nine months ended September 30, 2012.
Total revenues for the three months ended September 30, 2012, were approximately $7,307,000, a decrease of 24.1% compared to revenues of $9,629,000 for the comparable period in 2011.  The Company reported a net loss of ($314,000), or diluted loss per share of ($0.12), for the three months ended September 30, 2012, compared with net income of $91,000, or earnings per share of $0.03, for the same period in 2011.
Total revenues for the nine months ended September 30, 2012, were approximately $22,063,000, a decrease of 22.0% compared to revenues of $28,295,000 for the comparable period in 2011.  The Company reported a net loss of ($1,122,000), or diluted loss per share of ($0.43), for the nine months ended September 30, 2012, compared with net income of $678,000, or earnings per share of $0.26, for the same period in 2011.
The decrease in revenues for first nine months of 2012 was primarily due to reduced demand from existing customers for existing products in our Internet Communications Technology ("ICT"), and Military, Aeronautics and Instrumentation ("Mil/Aero") market segments, which was driven by continuing delays in ICT infrastructure spending and the effects of uncertainty related to government budget and spending cycles.
Greg Anderson, LGL's President and Chief Executive Officer, said, "The prevailing macroeconomic weakness continues to impact our results, but our position with our major OEM customers remains strong.  We have continued to improve our cost structure which expands the operating leverage that our business will have once the business cycle turns.  Our balance sheet remains strong, enabling us to weather the cycle and pursue growth opportunities."
The decrease in net income was a direct result of the decrease in revenues, which also reduced gross margin to 24.5% for the first nine months of 2012, compared to 30.8% for the same period in 2011, which was the result of spreading fixed infrastructure costs over a smaller revenue base.  The decrease in net income was offset by a reduction in administrative expenses and public company costs of approximately $691,000, or 9.1%, for the first nine months of 2012 compared to the same period in 2011.

The Company's order backlog at September 30, 2012, was $8,745,000, which was a 4.1% decrease compared to the backlog of $9,119,000 at September 30, 2011, and an 8.2% decrease compared to the backlog of $9,526,000 at June 30, 2012.  Mr. Anderson said, "Although there was a modest decline in our backlog as of the end of the quarter, quote and engineering activity levels remain high, particularly with our Mil/Aero and Instrumentation customers.  The work we're doing today has the potential to bring new product revenue in future quarters.  Our development focus remains on applications that support 3G/4G/LTE wireless infrastructure, microwave radio internet data backhaul and radios for public service, military and avionics."
Investor's Conference Call Scheduled for Tuesday, November 13, 2012, at 10:00 a.m. ET
An investor conference call is scheduled for Tuesday, November 13, 2012 at 10:00 a.m. ET.  The purpose of the call is to discuss the Company's third quarter 2012 earnings results, current business activities and strategy.  The Company's President and Chief Executive Officer, Greg Anderson, will host the audio event.

Presentation materials will be available on the LGL website by 6:00 p.m. ET on Monday, November 12: www.lglgroup.com.

Participants are invited to "attend" the online meeting using Conferencing Center LIVE; or access the conference call at (800) 895-0198 for domestic callers and (785) 424-1053 for international callers.  The participant code is LGLIR1113.
To attend the event, participants are asked to click on the following link: Join the meeting.  Participants may also copy and paste the following information into their web browser: https://www.livemeeting.com/cc/conferencingevent/join.

The meeting ID is: LGLIR1113; the entry code is: ATTEND.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries.  They are also used in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems. The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  MtronPTI also has sales offices in Hong Kong and Shanghai, China.
For more information on the Company and its products and services, contact R. LaDuane Clifton, Chief Accounting Officer, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company's Web site: www.lglgroup.com.
Caution Concerning Forward Looking Statements
This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in The LGL Group's filings with the U.S. Securities and Exchange Commission.

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Contact

R. LaDuane Clifton
The LGL Group, Inc.
lclifton@lglgroup.com
(407) 298-2000

THE LGL GROUP, INC.
Condensed Consolidated Statements of Operations - UNAUDITED

(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2012		2011	2012	2011

REVENUES		$7,307	$9,629	$22,063	$28,295
Cost and expenses:
Manufacturing cost of sales		5,514	6,930	16,666	19,591
Engineering, selling and administrative		2,249	2,577	6,944	7,635
Total Cost and Expenses		7,763	9,507	23,610	27,226
OPERATING INCOME (LOSS)		(456)	122	(1,547)	1,069
Total Other Expense		(5)	(31)	(99)	(58)
INCOME (LOSS) BEFORE INCOME TAXES		(461)	91	(1,646)	1,011
Income tax benefit (provision)		147	—	524	(333)
NET INCOME (LOSS)	$	(314)	$91	$(1,122)	$678
Weighted average number of shares used in basic and diluted EPS calculation.		2,593,760	2,609,334	2,596,280	2,569,717
BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE		$(0.12)	$0.03	$(0.43)	$0.26

THE LGL GROUP, INC.
Condensed Consolidated Balance Sheets – UNAUDITED

(Dollars in Thousands)

	September 30, 2012	December 31, 2011 (A)
ASSETS
Cash and cash equivalents	$9,484	$13,709
Restricted cash	1,500	--
Accounts receivable, less allowances of $99 and $131, respectively	4,049	4,309
Inventories, net	5,434	5,676
Deferred income taxes	960	960
Prepaid expenses and other current assets	289	292
Total current assets	21,716	24,946
Property, plant and equipment, net	4,822	4,530
Other assets	3,439	2,945
Total assets	$29,977	$32,421
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$5,320	$6,828
Long-term debt, net of current portion	--	--
Total Liabilities	5,320	6,828
Stockholders' Equity	24,657	25,593
Total Liabilities and Stockholders' Equity	$29,977	$32,421

(A)	The Condensed Consolidated Balance Sheet as of December 31, 2011, has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.